EXHIBIT 99.6

THE FOLLOWING NOTICE WAS SENT BY DAINIPPON SUMITOMO PHARMA CO., LTD.
TO INVESTORS OF DAINIPPON SUMITOMO PHARMA CO., LTD.
ON SEPTEMBER 3, 2009

September 3, 2009

Dainippon Sumitomo Pharma Co., Ltd.

Public Relations

(Phone: 81-6-6203-1407)

Dear Sirs and Madams:

Investors Call on the Planned Acquisition of Sepracor Inc.

As announced by the press release (cf. http://www.ds-pharma.co.jp/english/index.html), Dainippon Sumitomo Pharma Co., Ltd. , Osaka, Japan (DSP) and Sepracor Inc., Massachusetts, USA (Sepracor) have entered into a definitive agreement pursuant to which DSP will acquire Sepracor for approximately $2.6 billion through a cash tender offer of $23.00 per share, followed by a merger to acquire all remaining outstanding Sepracor shares at the same price paid in the tender offer..

DSP will host an investors call on September 3, 2009 to discuss the transaction.  You are invited to participate in this meeting via conference call in English.  The conference will start at Tokyo 19:00 (JST), London 11:00 (BST), New York 6:00 (EDT).  The conference line will be accessible 15 minutes before the starting time.  Please dial one of the following toll-free numbers below and follow the announced directions. You will be asked to input PIN code (470315#) and also to register your full name as well as company name:

Australia	1-800-035-017
Belgium	0800-71-662
Canada	1877-855-5648
France	080-090-4503
Germany	0800-180-2125
Hong Kong	800-933-206
Singapore	800-101-1716
United Kingdom	0800-404-9212
U.S.A.	1-877-887-6076

After your registration is completed, please hold on until the conference starts. If you use a mobile phone, you can participate through direct dial-in: +81-3-4570-1820.

Sincerely yours,

Dainippon Sumitomo Pharma Co. Ltd.

Atsuko Higuchi

Director, Public Relations

Forward-Looking Statements

This notice contains forward-looking statements that involve significant risks and uncertainties. All statements that are not historical facts are forward-looking statements. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on DSP’s results of operations or financial condition. DSP does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future developments or otherwise.

Additional Information

The tender offer for the outstanding common stock of Sepracor referred to in this notice has not yet commenced. This notice is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Sepracor common stock will be made pursuant to an offer to purchase and related materials that Aptiom, Inc., an indirect wholly-owned subsidiary of DSP (Aptiom), intends to file with the U.S. Securities and Exchange Commission. At the time the tender offer is commenced, Aptiom is required to file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and thereafter Sepracor is required to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to all stockholders of Sepracor. In addition, all of these materials (and other materials filed by Sepracor with the U.S. Securities and Exchange Commission) will be available at no charge from the U.S. Securities and Exchange Commission through its web site at http://www.sec.gov. Investors and security holders may also obtain free copies of these documents that are filed with the U.S. Securities and Exchange Commission from Sepracor at http://www.sepracor.com.